StoneX Announces Management Changes

New York, NY., December 9, 2024 – StoneX Group Inc. (“StoneX”; NASDAQ: SNEX) announces changes to its executive management team. At its recently concluded meeting of the StoneX Board of Directors (the “Board”), several changes to StoneX’s executive management team were approved. These changes include:
•Sean O’Connor, StoneX’s current Chief Executive Officer, will become Executive Vice-Chairman of the Board of Directors;
•Philip Smith, currently a member of StoneX’s executive committee responsible for the Commercial and Payments business segments, will become Group Chief Executive Officer; and
•Charles Lyon, currently a member of StoneX’s executive committee responsible for the Institutional business segment, will become Group President.
Mr. O’Connor will continue to be an active member of StoneX’s executive committee with primary focus on longer-term strategy, capital allocation and M&A activity, and his compensation package has been restructured to reflect a focus on share price appreciation and long-term value creation. Mr. Smith and Mr. Lyon will have general responsibility for managing StoneX’s business and will report to Mr. O’Connor.
Mr. O’Connor commented as follows on these management changes, “For the last 22 years I have had the enormous privilege and honor of being CEO of StoneX. From small beginnings - less than 10 people and less than $10 million in equity capital - we have now grown into a global financial franchise with nearly 5,000 employees and $3.3bn in market value. As proud as I am of what we have achieved thus far, I am also equally clear that it is now time to transition the management of StoneX to the next generation of very capable leaders. Philip, Charles and I have all worked together for over 20 years and I am confident that under their leadership our incredible track record will continue well into the future.”
In addition to the above changes, Glenn Stevens, a member of the StoneX executive committee responsible for the Self-Directed/Retail business segment, will be retiring at the end of 2024. Mr. Stevens joined StoneX following the acquisition of Gain Capital Inc. in 2020.
Mr. O’Connor stated, “Glenn was one of the original founders of GAIN and we were very pleased that following the acquisition he stayed on with us and has been a key part of our success. We are highly appreciative of Glenn’s contributions to our success and have greatly enjoyed working with him.”
About StoneX Group Inc. StoneX Group Inc. (NASDAQ: SNEX), through its subsidiaries, operates a global financial services network that connects companies, organizations, traders, and investors to the global market ecosystem through a unique blend of digital platforms, end-to-end clearing and execution services, high-touch service, and deep expertise. A Fortune 500 company headquartered in New York City, StoneX Group Inc. serves more than 54,000 commercial, institutional, and global payments clients, and over 400,000 retail accounts, from more than 80 offices across five continents.

StoneX Group Inc.
Investor inquiries:
Kevin Murphy
(212) 403 - 7296
kevin.murphy@stonex.com
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